Exhibit 4.8

EXCLUSIVE PURCHASE OPTION AGREEMENT

This EXCLUSIVE PURCHASE OPTION AGREEMENT (this “Agreement”), dated September 16, 2022, is made in Beijing, the People’s Republic of China (the “PRC”) by and among:

Party A:

Beijing Jingdong Century Trade Co., Ltd., a wholly foreign owned company incorporated in the PRC with registered address at Room 201, Building C, No. 18, Kechuang 11 Street, Beijing Economic and Technological Development Zone, Beijing;

Party B:	Qin Miao, with PRC identification number of ***;

Pang Zhang, with PRC identification number of ***; and

Yayun Li, with PRC identification number of ***

And

Party C:

Beijing Jingdong 360 Degree E-Commerce Co., Ltd., a limited liability company incorporated and existing under the laws of the PRC, with registered address at Room 222, Building C, No. 18, Kechuang 11 Street, Beijing Economic and Technological Development Zone, Beijing.

(Party A, Party B and Party C individually being referred to as a “Party” and collectively the “Parties”) Whereas,

1. Party C is a limited liability company duly incorporated and validly existing under the PRC laws. Party B has an aggregate holding of 100% equity interests in Party C, with Qin Miao, Yayun Li and Pang Zhang holding 45%, 30% and 25% thereof, respectively;

2. Party A and Party B have made a Loan Agreement (the “Loan Agreement”) and an Equity Pledge Agreement (the “Equity Pledge Agreement”) dated September 16, 2022.

NOW, THEREFORE, the Parties hereby agree as follows through negotiations:

1.	PURCHASE AND SALE OF EQUITY INTERESTS

1.1	Grant of Right

Party B hereby exclusively and irrevocably grants Party A an exclusive option to purchase or designate one or several person(s) (the “Designated Person”) to purchase all or any part of the equity interests held by Party B in Party C (the “Purchase Option”) at any time from Party B at the price specified in Article 1.3 of this Agreement in accordance with the procedures determined by Party A at its own discretion and to the extent permitted by the PRC laws. No party other than Party A and the Designated Person may have the Purchase Option. Party C hereby agrees Party B to grant the Purchase Option to Party A. For purpose of this Section 1.1 and this Agreement, “person” means any individual, corporation, joint venture, partnership, enterprise, trust or non-corporation organization.

1.2	Procedures

Party A may exercise the Purchase Option subject to its compliance with the PRC laws and regulations. Upon exercising the Purchase Option, Party A will issue a written notice (the “Equity Interest Purchase Notice”) to Party B which notice will specify: (i) Party A’s decision to exercise the Purchase Option; (ii) the percentage of equity interest to be purchased from Party B (the “Purchased Equity Interest”); (iii) the date of purchase/equity interest transfer, and (iv) and the purchase price.

1.3	Purchase Price

1.3.1

When Party A exercises the Purchase Option, the purchase price of the Purchased Equity Interest (“Purchase Price”) shall be equal to the registered capital paid by Party B for the Purchased Equity Interest, unless applicable PRC laws and regulations require appraisal of the Purchased Equity Interest or any other restriction on the Purchase Price.

1.3.2

If applicable PRC laws require appraisal of the Purchased Equity Interest or any other restrictions on the Purchase Price in connection with exercise of the Purchase Option by Parties A, Party A and Party B agree that the Purchase Price of the Purchased Equity Interest shall be the lowest price permissible under applicable laws. If the lowest price permissible under applicable laws is higher than the registered capital corresponding to the Purchased Equity Interest, the amount of the exceeding balance shall be repaid to Party A by Party B according to the Loan Agreement.

1.4	Transfer of the Purchased Equity Interest

When Party A exercises the Purchase Option:

(1)

Party B shall cause Party C to promptly convene a shareholders’ meeting, during which a resolution shall be adopted to approve transfer of the equity interest to Party A and/or the Designated Person and waiver of its right of first refusal regarding the Purchased Equity Interest by Party B;

(2)	Party B shall enter into an equity interest transfer agreement with Party A and/or the Designated Person pursuant to the terms and conditions of this Agreement and the Purchase Notice;

(3)

The Parties shall execute all other contracts, agreements or documents, obtain all governmental approvals and consents, and conduct all actions that are necessary to transfer the ownership of the Purchased Equity Interest to Party A and/or the Designated Person free from any security interest and cause Party A and/or the Designated Person to be registered as the owner of the Purchased Equity Interest. For the purpose of this Section 1.4.3 and this Agreement, “Security Interest” includes guarantees, mortgages, pledges, third-party rights or interests, any purchase option, right of acquisition, right of first refusal, right of set-off, ownership detainment or other security arrangements, but excludes any security interest arising from this Agreement or the Equity Pledge Agreement.

(4)

Party B and Party C shall unconditionally use its best efforts to assist Party A in obtaining the governmental approvals, permits, registrations, filings and complete all formalities necessary for the transfer of the Purchased Equity Interest.

2.	COVENANTS REGARDING THE EQUITY INTEREST

2.1	Party C hereby covenants that:

(1)

Without prior written consent by Party A, it will not supplement, change or amend the Articles of Association, increase or decrease the registered capital, or otherwise change the registered capital structure of Party C;

(2)	It will maintain due existence of Party C, prudently and effectively operate and handle its business in accordance with fair financial and business standards and customs;

(3)

Without prior written consent of Party A and as of the date of this Agreement, it will not sell, transfer, pledge or otherwise dispose any legal or beneficial interest of any assets, businesses or income of Party C, or permit existence of such security interest;

(4)

Without prior written consent by Party A, it will not incur, inherit, guarantee or allow the existence of any debt, except for (i) any debt incurred during its ordinary course of business rather than from borrowing; and (ii) any debt which has been disclosed to and obtained the written consent from Party A;

(5)	It will always conduct business operations in the ordinary course to maintain its asset value, and refrain from any action/omission that may adversely affect its business operations and asset value;

(6)	Without prior written consent by Party A, not to enter into any material agreement other than those executed in its ordinary course of business;

(7)	Without prior written consent by Party A, it will not provide any loan or guaranty to any person;

(8)	Upon Party A’s request, it will provide Party A with information regarding its operations and financial conditions;

(9)

It will buy and maintain requisite insurance policies from an insurer acceptable to Party A, the amount and type of which will be the same with those maintained by the companies having similar operations, properties or assets in the same region;

(10)	Without prior written consent by Party A, it will not combine, merge with, acquire or make investment to any person;

(11)	It will immediately notify Party A of any actual or potential litigation, arbitration or administrative proceeding regarding its assets, business and income;

(12)

In order to keep its ownership of the equity interest of Party C, it will execute all requisite or appropriate documents, conduct all requisite or appropriate actions, and make all requisite or appropriate claims, or make requisite or appropriate defense against all claims; and

(13)	Without prior written consent by Party A, it will not distribute any dividend or bonus to any of its shareholders.

2.2	Party B hereby covenants that:

(1)

Without prior written consent by Party A, it will not supplement, change or amend the Articles of Association, increase or decrease the registered capital, or otherwise change the registered capital structure of Party C;

(2)

Without the prior written consent by Party A, it will not sell, transfer, pledge or otherwise dispose any legal or beneficial interest of the equity interests of Party C held by it, or allow other security interests to be created on it, except for the pledge set upon Party C’s equity interests held by Party B pursuant to the Equity Pledge Agreement;

(3)

It will procure that without prior written consent by Party A, no resolution be made at any meeting of Party C’s shareholders to approve Party C to sell, transfer, pledge or otherwise dispose any legal or beneficial interest of the equity interests of Party C held by it, or allow other security interests to be created on it, except for the pledge set upon Party C’s equity interests held by Party B pursuant to the Equity Pledge Agreement;

(4)

It will procure that without prior written consent by Party A, no resolution be made at any meeting of Party C’s shareholders to approve merger, consolidation, purchase or investment with or any person by Party C;

(5)	It will immediately notify Party A of any actual or potential litigation, arbitration or administrative proceeding regarding its assets, business and income;

(6)	It will cause Party C’s shareholders’ meeting to vote for the transfer of the Purchased Equity Interest provided hereunder;

(7)

In order to keep its ownership of the equity interests of Party C, it will execute all requisite or appropriate documents, conduct all requisite or appropriate actions, and make all requisite or appropriate claims, or make requisite or appropriate defense against all claims;

(8)	At the request of Party A, it will appoint any person nominated by Party A to the board of Party C;

(9)

At the request of Party A at any time, it will transfer unconditionally and immediately the Purchased Equity Interest to Party A or any Designated Person and waive the right of first refusal regarding the Purchased Equity Interest. If the equity interest of Party C could be sold or transferred to any party other than Party A or the Designated Person, Party B may not waive its right of first refusal without Party A’s consent;

(10)

It will strictly comply with the provisions of this Agreement and other agreements jointly or severally executed by any of the Parties, duly perform all obligations under such agreements, and will not make any act or omission which may affect the validity and enforceability of these agreements; and

(11)	It irrevocably undertakes to be severally and jointly liable for the obligations provided hereunder.

3.	REPRESENTATIONS AND WARRANTIES

Each of Party B and Party C represents and warrants, jointly and severally, to Party A that as of the date of this Agreement:

(1)

It has the rights and powers to execute and deliver this Agreement and any equity interest transfer agreement (the “Transfer Agreement”) executed for each transfer of the Purchased Equity Interest contemplated hereunder to which it is a party, and perform its obligations under this Agreement and any Transfer Agreement. Once executed, this Agreement and the Transfer Agreement to which it is a party will be its legal, valid and binding obligations and enforceable against it according to the terms of this Agreement and the Transfer Agreement.

(2)

None of its execution, delivery and performance of this Agreement or any Transfer Agreement will: (i) breach any applicable PRC laws; (ii) conflict with its articles of association or any other organizational documents; (iii) breach any agreement or document to which it is a party or binding upon it, or constitute breach of any such agreement or document; (iv) breach any condition on which basis any of its permits or approvals is granted and/or will continue to be effective; or (v) cause any of its permits or approvals to be suspended, cancelled or imposed with additional conditions.

(3)	Party B has good and entire ownership of and creates no security interest or encumbrance upon any of its assets.

(4)	Party C has no outstanding debt, except for those (i) incurred during its ordinary course of business, and (ii) disclosed to and approved in writing by Party A.

(5)	Party C is in compliance with all applicable laws and regulations.

4.	EFFECTIVENESS AND TERM

4.1	This Agreement shall be effective as of the date of its execution.

4.2

The term of this Agreement is ten (10) years. This Agreement may be extended for another ten (10) years upon Party A’s written confirmation prior to the expiration of this Agreement, and so forth thereafter.

4.3

During the term provided in Section 4.2, if Party A or Party C is terminated at expiration of their respective operation term (including any extension of such term) or by any other reason, this Agreement shall be terminated upon such termination.

5.	TERMINATION

5.1

At any time during the term of this Agreement and any extended term hereof, if Party A cannot exercise the Purchase Option pursuant to Section 1 due to then applicable laws, Party A can, at its own discretion, unconditionally terminate this Agreement by issuing a written notice to Party B without any liability.

5.2

If Party C is terminated due to bankruptcy, dissolution or being ordered to close down by the laws during the term of this Agreement and its extension period, the obligations of Party B hereunder shall be terminated upon the termination of Party C; notwithstanding anything to the contrary, Party B shall immediately repay the principal and any interest accrued thereupon under the Loan Agreement.

5.3

Except under circumstances indicated in Section 5.2, Party B may not unilaterally terminate this Agreement at any time during the term and extension periods of this Agreement without Party A’s written consent.

6.	TAXES AND EXPENSES

Each Party shall bear any and all taxes, costs and expenses related to transfer and registration as required by the PRC laws incurred by or imposed on such Party arising from the preparation and execution of this Agreement and the consummation of the transaction contemplated hereunder.

7.	BREACH OF CONTRACT

7.1

If either Party (“Defaulting Party”) breaches any provision of this Agreement, which causes damage to other Parties (“Non-defaulting Party”), the Non-defaulting Party could notify the Defaulting Party in writing and request it to rectify and correct such breach of contract; if the Defaulting Party fails to take any action satisfactory to the Non-defaulting Party to rectify and correct such breach within fifteen (15) days upon the issuance of the written notice by the Non-defaulting Party, the Non-defaulting Party may take the actions pursuant to this Agreement or take other remedies in accordance with the laws.

7.2	The following events shall constitute a default by Party B:

(1)	Party B breaches any provision of this Agreement, or any representation or warranty made Party B under this Agreement is untrue or proves inaccurate in any material aspect;

(2)	Party B assigns or otherwise transfers or disposes of any of its rights under this Agreement without the prior written consent by Party A; or

(3)	Any breaches by Party B which renders this Agreement, the Loan Agreement, and the Equity Pledge Agreement unenforceable.

7.3	Should a breach of contract by Party B or violation by Party B of the Loan Agreement and the Equity Pledge Agreement occur, Party A may:

(1)	request Party B to immediately transfer all or any part of the Purchased Equity Interests to Party A or the Designated Person pursuant to this Agreement; and

(2)	recover the principal and the interest accrued thereupon under the Loan Agreement.

8.	NOTICES

Notices or other communications required to be given by any Party pursuant to this Agreement shall be made in writing and delivered personally or sent by mail or facsimile transmission to the addresses of the other Parties set forth below or other designated addresses notified by such other Parties to such Party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served on the seventh (7th ) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

If to Party A:

Beijing Jingdong Century Trade Co., Ltd.

Address: Room 201, Building C, No. 18, Kechuang 11 Street, Beijing Economic and Technological Development Zone, Beijing Attention: Lei Xu

If to Party B:

Qin Miao

Address: ***

Pang Zhang

Address: ***

Yayun Li

Address: ***

If to Party C:

Beijing Jingdong 360 Degree E-Commerce Co., Ltd.

Address: Room 222, Building C, No. 18, Kechuang 11 Street, Beijing Economic and Technological Development Zone, Beijing Attention: Qi Zhang

9.	APPLICABLE LAW AND DISPUTE RESOLUTION

9.1	The formation, validity, performance and interpretation of this Agreement and the disputes resolution under this Agreement shall be governed by the PRC laws.

9.2

The Parties shall strive to settle any dispute arising from or in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation within thirty (30) days after the request for consultation is made by any Party, any Party can submit such matter to Beijing Arbitration Commission for arbitration in accordance with its then effective rules. The arbitration shall take place in Beijing. The arbitration award shall be final and binding upon all the Parties.

10.	CONFIDENTIALITY

All Parties acknowledge and confirm that any oral or written materials exchanged by and between the Parties in connection with this Agreement are confidential. All Parties shall keep in confidence all such information and not disclose it to any third party without prior written consent from other Parties unless: (a) such information is known or will be known by the public (except by disclosure of the receiving party without authorization); (b) such information is required to be disclosed in accordance with applicable laws or rules or regulations; or (c) if any information is required to be disclosed by any party to its legal or financial advisor for the purpose of the transaction of this Agreement, such legal or financial advisor shall also comply with the confidentiality obligation similar to that stated hereof. Any disclosure by any employee or agency engaged by any Party shall be deemed the disclosure of such Party and such Party shall assume the liabilities for its breach of contract pursuant to this Agreement. This Article shall survive expiration or termination of this Agreement.

11.	MISCELLANEOUS

11.1	The headings contained in this Agreement are for the convenience of reference only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions of this Agreement.

11.2	The Parties agree to promptly execute any document and take any other action reasonably necessary or advisable to perform provisions and purpose of this Agreement.

11.3

The Parties confirm that this Agreement shall, upon its effectiveness, constitute the entire agreement and common understanding of the Parties with respect to the subject matters herein and fully supersede all prior verbal and/or written agreements and understandings with respect to the subject matters herein.

11.4	The Parties may amend and supplement this Agreement in writing. Any amendment and/or supplement to this Agreement by the Parties is an integral part of and has the same effect with this Agreement

11.5	This Agreement shall be binding upon and for the benefit of all the Parties hereto and their respective inheritors, successors and the permitted assigns.

11.6	Any Party’s failure to exercise the rights under this Agreement in time shall not be deemed as its waiver of such rights and would not affect its future exercise of such rights.

11.7

If any provision of this Agreement is held void, invalid or unenforceable by a court of competent jurisdiction, governmental agency or arbitration authority, the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall cease performing such void, invalid or unenforceable provisions and revise such void, invalid or unenforceable provisions only to the extent closest to the original intention thereof to recover its validity or enforceability for such specific facts and circumstances.

11.8	Unless with prior written consent from Party A, none of Party B or Party C may assign any of its rights and obligations under this Agreement to any third party.

11.9	This Agreement is made in five (5) originals with each Party holding one (1) original. Each original has the same effect.

(No text below)

IN WITNESS THEREOF, each Party has signed or caused its authorized representative to sign this Agreement as of the date first written above.

Party A: Beijing Jingdong Century Trade Co., Ltd.

/s/ Lei Xu
(Seal of Beijing Jingdong Century Trade Co., Ltd.)

Party B:

Qin Miao

By:	/s/ Qin Miao

Pang Zhang

By:	/s/ Pang Zhang

Yayun Li

By:	/s/ Yayun Li

Party C: Beijing Jingdong 360 Degree E-Commerce Co., Ltd.

/s/ Qi Zhang

(Seal of Beijing Jingdong 360 Degree E-Commerce Co., Ltd.)

(Signature Page)